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ADVISOR SERVICES AGREEMENT

THIS ADVISOR SERVICES AGREEMENT (the “Agreement”) is made effective as of July 1, 2018 (the "Effective Date"), by and between Advanced Emissions Solutions, Inc., a Delaware corporation, with offices at 640 Plaza Drive, Suite 270, Highlands Ranch, CO 80129 (the “Company”) and Odonata Energy, LLC of Sedalia, Colorado (the “Advisor”). Company and Advisor may be collectively referred to as the “Parties” or individually as a “Party.”

WHEREAS, Advisor’s principal, Sharon Sjostrom, served as an employee of the Company and its subsidiaries from at least March 1, 2003, to June 15, 2018, served as an Officer of the Company from January 1, 2011, to June 15, 2018, and has deep knowledge and understanding of the Company, its business, and market; and

WHEREAS, effective June 15, 2018, Advisor amicably ended her employment with the Company; and

WHEREAS, the Company desires to retain Advisor as an independent contractor to advise the Company on certain technical matters relating to the Company’s refined coal business unit (“RC”), and Advisor is willing to perform such advisory services (the “Services” as further defined below).

NOW THEREFORE, the parties agree as follows:

Statement of Ethical Conduct: The Company is committed to the standards set forth in its Code of Ethics and Business Conduct (the “Code”). A current version of the Code is available for public inspection at: http://www.advancedemissionssolutions.com/ADES-Investors/Leadership-and-Governance/Governance-Docs/default.aspx/. Parties doing business with Company, its affiliates, and subsidiaries acknowledge that they have been provided with access to the Code and Company’s commitment to abide by its content.

1.	SCOPE OF SERVICES

1.1.
Services. Advisor shall be available on an as-needed basis to provide consultative services to the Company and its Officers, including, but not limited to, attending meetings at the Company’s offices or at utility power generation facilities as required, working with third party technical consultants, and providing guidance and advice with regard to questions and issues submitted to her by any Officer of the Company from time to time (the “Technical Services”). Additionally, Advisor has agreed to serve as the Company’s representative under its memberships with the National Coal Council (“NCC”), Institute of Clean Air Companies (“ICAC”), and World Pollution Control Association (WPCA”), with such memberships scheduled to end on November 21, 2019, July 2019, and November 2019, respectively (the “Representative Services”). Advisor will use equipment of her business, including but not limited to, automobile, computer, laptop, printer, smart phone, tablet as well as software as part of her business of providing services for the Company and any other third party requiring general or similar services from the Advisor.

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1.2.
Meetings. Advisor shall attend Company scheduled meetings as a guest, as requested, either in person or via teleconference as specified by Company. Furthermore, Advisor will attend meetings as appropriate for the Representative Services.

1.3.
Compliance with Policies. Advisor will comply with reasonable policies, practices, and procedures of Company as applicable to the Services and as disclosed to Advisor from time to time, including (without limitation) policies, practices, and procedures relating to related party transactions, facility access and work rules, safety, security, ethics, confidentiality, IT, and data security (collectively, “Relevant Policies”). Upon request, Advisor will demonstrate to Company her compliance with the Relevant Policies.

2.	COMPENSATION

2.1.
Cash Compensation. Advisor’s base compensation shall take the form of a cash retainer in the amount of $7,000 per month (the “Retainer”) plus cash incentive targets as defined in Schedule A for performance of the Technical Services. The parties agree that the Retainer and cash incentives do not constitute a salary nor or part of an hourly rate that is provided to Advisor. Rather, the Retainer shall be paid in monthly installments of $7,000.00, payable on the 15th calendar day of each month, with the first payment due on July 15, 2018, and the final payment due no later than January 15, 2019, for the period ending December 31, 2018. Cash incentives, if earned, shall be paid within 30 days of achievement of a target specified in Appendix A.

2.2.
Other Compensation. Company will reimburse Advisor’s reasonable travel expenses incurred in the course of performing under this Agreement, including meeting attendance and reasonable expenses, including membership dues as applicable, associated with the Representative Services. Although the parties anticipate the Retainer component of compensation terminating after the period ending December 31, 2018, Company shall continue to pay expenses associated with the Representative through the periods identified in Section 1.1.

2.3.
Taxes. Advisor acknowledges and agrees that it shall be her obligation to report as income all compensation received by Advisor pursuant to this Agreement and to pay the appropriate taxes. In the event Advisor fails to timely pay all appropriate taxes, then Advisor agrees to be solely responsible for paying all taxes that remain owed from the Retention and cash incentives provide by the Company; and Advisor shall fully defend, hold harmless and indemnify the Company for the Advisor's untimely failure to pay taxes, interest, and/or penalties that are required by any federal and/or state government agency.

3.	CONFIDENTIALITY AND COMPANY INTELLECTUAL PROPERTY

3.1.
Confidentiality. Advisor acknowledges and agrees that while providing Services she will be provided and have access to proprietary, highly sensitive and confidential Company information (collectively “Confidential Information”). The Confidential Information will be maintained in strict confidence by Advisor and not disclosed by her to any third

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party or used for any purpose except to provide Services in accordance with this Agreement.

3.2.
Company Intellectual Property. All intellectual property of any type and nature disclosed or created pursuant to this Agreement (collectively “Company Intellectual Property”), belongs solely and exclusively to Company, and Advisor agrees to assign all of Advisor’s right, title and interest in the Company Intellectual Property to Company. Nothing in this Agreement shall be construed as implying, granting, or conveying any rights to Advisor, by license or otherwise, to the Company Intellectual Property. Advisor agrees to cooperate fully with Company to execute all necessary documentation to fulfill the purpose of this Section 3.2. Advisor further agrees that the compensation provided for in this Agreement is adequate and sufficient consideration in exchange for the assignment of these intellectual property rights. Advisor shall retain all right, title, and interest in any intellectual property developed by Advisor outside of this Agreement, provided that such intellectual property does not arise from Company confidential information or intellectual property (“Advisor Intellectual Property”). Absent a separate agreement between Company and Advisor, Company shall not have any rights in or license to Advisor Intellectual Property.

4.	INDEPENDENT CONTRACTOR

In the performance of Services, Advisor is an independent contractor and shall not be considered an employee, agent, or representative of Company for any purpose. Advisor has no authority whatsoever to bind Company by contract or otherwise. Advisor will comply with all United States federal, state, and local and other country laws, regulations, and ordinances with respect to the Services provided hereunder, and will indemnify the Company and its directors and officers and hold each harmless for any breach of this provision.

5.	APPLICABLE LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, excluding its conflicts of laws provisions.

6.	CONFLICTS OF INTEREST

The Parties acknowledge that this Agreement is a related party transaction that may present a heightened risk of conflicts of interest. In accordance with Company policy, the Audit Committee and Compensation Committee of the Board are required to approve or ratify this Agreement and the compensation provided herein as being appropriate and containing terms that are comparable to those that could be obtained in an arm’s length transaction with an unrelated third party. In addition, the Company may disclose this Agreement under Item 404 of Regulation S-K or other provisions under the Securities Exchange Act of 1934. Advisor represents that she is not a party to any other agreement which would prevent her from entering into this Agreement or which would adversely affect the Company. Advisor warrants that she shall not enter into an agreement that would create a conflict of interest during the performance of any Services.

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7.	NOTICE

7.1.
All notices under this Agreement shall be in writing, be specific to the subject of the notice, and shall be transmitted in a reliable and traceable manner. For purposes of notices, the parties shall transmit notices to the following representatives:

For Company	For Advisor

Advanced Emissions Solution, Inc.	Odonata Energy, LLC
L. Heath Sampson	Sharon Sjostrom
640 Plaza Drive, Ste. 270	*
Highlands Ranch, CO 80129	*
Email: heath.sampson@adaes.com	Email: *
Phone: 720-598-3600	Phone: *

7.2.	The parties agree to keep notice information current and to update the other Party with any changes as soon as reasonably practical.

8.	TERM AND TERMINATION

8.1.
Term. As to the Technical Services, the term of this Agreement will begin on the Effective Date and will continue until December 31, 2018. As to the Representative Services, the term of this Agreement will continue until the dates identified in Section 1.1 for the respective organizations, unless earlier terminated pursuant to Section 8.2.

8.2.
Termination. The Company may terminate this Agreement immediately if Advisor is unable or refuses to perform the Services, provided that Advisor has been provided written notice and a reasonable opportunity to perform. Either Party may terminate this Agreement immediately if the other Party is in breach of any material provision of this Agreement, provided that the breaching party is provided with written notice of the breach and a reasonable opportunity to cure. Either Party may terminate this Agreement without cause by providing 30 days’ written notice to the other Party.

9.	LIMITATION OF LIABILITY

EXCEPT FOR DAMAGES ARISING FROM ADVISOR’S BREACH OF SECTION 3, IN NO EVENT WILL EITHER PARTY'S LIABILITY UNDER THIS AGREEMENT, OR IN CONNECTION WITH THE SERVICES PROVIDED HEREUNDER, INCLUDE ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR CLAIMS FOR LOSS OF BUSINESS OR PROFITS UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHER LEGAL THEORY REGARDLESS OF THE CAUSE OF ACTION AND EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

* Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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10.	COMPLIANCE WITH LAWS

For purposes of this Agreement, “Laws” means any action by a governmental entity that applies to this Agreement, the parties, or to the Services, regardless of whether it is a statute, regulation, ordinance, order, etc., promulgated in the United States or any other country.

11.	MISCELLANEOUS

11.1.
Complete Agreement. This is the complete agreement between the parties relating to the provision of Services under this Agreement. This Agreement is binding and will inure to the benefit of Company and Advisor and their respective successors and assigns.

11.2.
Assignment. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, with the exception that Company may assign this Agreement to a Company affiliate without Advisor’s prior approval.

11.3.	If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.

11.4.	Survival. Sections 1.3, 2.3, 3, 4, 5, 6, 7, 9, 10, and 11 survive the expiration or termination of this Agreement.

Signature page to follow

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IN WITNESS WHEREOF, authorized representatives of the parties have executed this Agreement on the date first written above.

ODONATA ENERGY, LLC		ADVANCED EMISSIONS SOLUTIONS, INC

Signature:	/s/ Sharon Sjostrom	Signature:	/s/ L. Heath Sampson
Name:	Sharon Sjostrom	Name:	L. Heath Sampson
		Title	Chief Executive Officer

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Schedule A

Advisor Incentive Compensation

“Incentive Compensation” is provided under this Agreement to incentivize Advisor to identify and recruit new utility partners for Tinuum Group’s refined coal pipeline.  The express purpose of the Incentive Compensation is to secure new utility partners who would not otherwise consider a partnership with Tinuum Group (each, a “Utility”).  The Parties envision that such Utilities would have technical or environmental concerns with Refined Coal, and that Advisor’s service will solve those concerns and facilitate the partnership between Tinuum Group and the Utility.

Incentive Compensation will become vested when any such Utility becomes the utility partner in a deal closed with the Tinuum Group and a third-party investor.  “Closing” shall mean the consummation of deal, including the signing of all definitive documentation, as ordinarily understood in Tinuum Group’s practice.  This Agreement shall further provide a 6-month tail past the termination date of the Agreement (regardless of the form of termination), such that if a Utility has signed a letter of intent prior to the termination date and then becomes the utility partner in a Closing within 6 months of the termination date, the Incentive Compensation shall become fully vested.

The initial target Utility list includes the * including all regional subsidiaries of each.  Additional target Utilities may be added to the list from time to time as mutually agreed to by the Parties.

In accordance with the above understanding, incentive compensation is based on the new partner Utility’s historical annualized coal burn rate:

Historical Coal Burn Rate	Incentive Compensation
3.00 - 5.00 million tons / year	$100,000
5.01 - 8.00 million tons / year	$200,000
8.01 million or greater tons / year	$300,000

In the event that legislation is passed during the term of this Agreement or 6 months thereafter that extends the expiration date for the generation of Section 45 tax credits for at least one year past December 31, 2021 (a “Section 45 Extension”), Advisor’s Incentive Compensation shall be 150% of the amount listed above (“Enhanced Incentive Compensation”). The difference between Enhanced Incentive Compensation and Incentive Compensation (i.e., the additional 50%) may be earned retroactively, in the event a Section 45 Extension takes place after Advisor has received Incentive Compensation for a Closing. For the avoidance of doubt, neither Incentive Compensation nor Enhanced Severance Compensation will be earned or paid solely due to a Section 45 Extension in the absence of a Closing.

* Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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